Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the written compensation agreements for Michael K. Crosno of our report dated January 17, 2003, with respect to the consolidated financial statements of Vignette Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas

August 1, 2003